EXHIBIT 99.1

Bunge Reports 2015 Fourth Quarter and Full-Year Results

White Plains, NY – February 11, 2016 – Bunge Limited (NYSE:BG)

•	Q4 adjusted EPS of $1.49, up $0.37 vs. last year

•	Q4 total adjusted segment EBIT of $337 million

•	2015 total adjusted segment EBIT of $1,229 million

•	Combined Agri-Foods trailing four quarter ROIC of 10%; 3 points over WACC

„	Financial Highlights
	Quarter Ended		Twelve Months Ended
US$ in millions, except per share data	12/31/15	12/31/14	12/31/15	12/31/14
Net sales	$11,133	$13,231	$43,483	$57,161
Total segment EBIT (a)	$294	$147	$1,248	$956
Certain gains & (charges) (b)	$(43)	$(250)	$19	$(250)
Total segment EBIT, adjusted (a)	$337	$397	$1,229	$1,206
Agribusiness (c)	$268	$319	$1,054	$895
Oilseeds	$185	$197	$596	$570
Grains	$83	$122	$458	$325
Food & Ingredients (d)	$46	$83	$192	$301
Sugar & Bioenergy	$10	$(21)	$(22)	$(35)
Fertilizer	$13	$16	$5	$45
Net income (loss) per common share from continuing operations-diluted (a)	$1.31	$(0.39)	$4.84	$2.96
Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$1.49	$1.12	$4.83	$4.10

(a)
Total segment earnings before interest and tax (“EBIT”); net income (loss) per common share from continuing operations-diluted; and net income (loss) per common share from continuing operations-diluted, adjusted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)	Includes certain gains and charges included in segment EBIT. See Additional Financial Information for detail.

(c)	See footnote 19 of Additional Financial Information for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.

(d)	Includes Edible Oil Products and Milling Products segments.

„	Overview

Soren Schroder, Bunge’s Chief Executive Officer, stated, “In 2015, the Bunge team achieved numerous milestones: record Agribusiness EBIT, four quarter trailing ROIC in our core Agribusiness and Food operations of 10% and approximately $100 million of savings from performance improvement initiatives. We also executed on our balanced approach to capital allocation, buying back $300 million of common shares, which has continued into 2016 with an additional $100 million of buybacks.

“In the fourth quarter, Bunge managed the challenging market conditions well, leveraging our balanced global footprint to capitalize on good soy processing margins and increased South American grain exports. Food & Ingredients showed slight improvement from the third quarter; however, our Brazilian food businesses continued to struggle in the depressed market environment. Our sugarcane milling operation had its strongest quarter of the year, finishing 2015 with positive EBIT and free cash flow.

“Looking to 2016, there are positive signs. Global demand for our core Agribusiness products continues to grow with an increasing percentage of this growth being supplied by South America, which plays into the strength of our footprint. Brazil is expected to grow large soy and corn crops supporting good crush and export margins, and improved farmer selling in Argentina will allow us to operate our crushing and port assets at higher utilizations. Our food business will continue to grow, benefitting from leaner operations, more focused, consumer-driven innovation and tighter working relationships with key customers.  Brazilian ethanol and global sugar prices have both improved.  These improvements, coupled with stronger agricultural efficiency and lower costs, give us confidence we will experience a solid year in sugarcane milling.

“But challenges are also evident. Conditions will remain difficult for our Brazilian Food & Ingredients businesses.  Northern Hemisphere oilseed processing margins and grain exports will be pressured until markets adjust to the increased level of global supplies.

“We have a solid foundation, as evidenced by the recent solidifying of our credit rating to stable BBB/Baa2, and are focused on the right things: standing for safety, driving best in class performance in our operations, improving our winning footprint through incremental additions, and building our value-added portfolio. We will continue to drive our performance improvement initiatives, generating an incremental $125 million of savings in our Agribusiness and Food operations in 2016.  We expect a challenging year, but ultimately a year of modest earnings growth and ROIC well above WACC in our core Agribusiness and Foods operations.”

„	Fourth Quarter Results

Agribusiness
Fourth quarter results in Oilseeds were solid, but lower than last year. Soybean processing was higher in Brazil, Argentina, Europe and Asia, driven by higher volumes and margins. Results in the U.S., however, were lower than last year’s record year as margins softened in anticipation of Argentine supply. Softseed processing results were down, primarily due to farmer retention and excess rapeseed processing capacity in Europe. Results in oilseed trading & distribution were lower than last year’s strong performance.

Lower results in Grains were primarily due to reduced volumes and margins in our U.S. operation, which was impacted by slow farmer selling and increased global export competition.  Partially offsetting this reduction were higher results in our ports & services operations, which benefitted from increased grain exports out of South America and the Black Sea.

Our global teams managed risk well during a quarter characterized by falling crop prices and volatile currencies. Lower segment volume was primarily due to decreased grain origination in the U.S. and export flows in our trading & distribution businesses. Volumes in soybean processing, however, were up in all regions.

Fourth quarter 2015 results included $23 million of charges related to export taxes and fees in Argentina and an impairment of an equity investment in a freight shipping company in Europe.

Edible Oil Products
Segment performance improved from the third quarter, with higher seasonal volumes and the increasing impact of our improvement programs. Results did, however, lag last year, with currency weakness and dampened consumer confidence in key regions weighing on our results. In Brazil, core markets, such as margarines and shortenings, have experienced approximately 6% declines in 2015 as consumers bought less and traded down. Our North American Oils business performed well, benefitting from a combination of a more competitive and higher value product mix and increased demand from the key foodservice channel.  We also benefitted from increased packaging volumes in Canada and lower industrial costs from our performance improvement programs. While results in Asia were lower, we experienced higher volumes in our core markets of India and China as we continue to see growth in consumer offtake in the overall oils category. In Europe, results were comparable to last year, as new product launches and improved productivity offset challenging conditions in Ukraine and Russia.

Fourth quarter 2015 results included $15 million of goodwill impairment and restructuring charges in our Brazilian operations.  Fourth quarter 2014 results included a $98 million expense related to certain value added tax credits in Brazil.

Milling Products
Despite lower segment results, we made significant progress integrating our acquisitions in Mexico, U.S. and Brazil, as well as advancing the rebuild of our world class mill in Rio de Janeiro.  Decreased results in the quarter were primarily due to our Brazilian wheat milling business, which continued to be impacted by declining consumer confidence and tightening spend. Volumes and margins were lower from a reduction in consumer demand, particularly in the higher margin food service channel, where industry wheat product volumes are down 19% in 2015.  In local currency, margins were comparable to last year as our team drove significant productivity improvements. Corn milling results in North America improved from last year, due to lower costs, more optimized product mix and the contribution from our extruded product and masa acquisitions.  In Mexico, higher volumes and increased productivity were more than offset by the combination of lower margins and impacts of the weaker peso. For 2015, Mexico wheat milling results where higher year-over-year and in line with our expectations.

Fourth quarter 2014 results included a $14 million expense related to certain value added tax credits in Brazil.

Sugar & Bioenergy
Improved performance in sugarcane milling was partially offset by lower results in global trading & merchandising and an $11 million loss related to our Brazilian renewable oils joint venture. Higher milling results were supported by improved ethanol and sugar prices and sales volumes.  Lower SG&A expenses also contributed to the improved performance. For the full-year, milling was both EBIT and free cash flow positive, reflecting improved market conditions and operational performance, as well as disciplined capital management. Fourth quarter trading & merchandising results were slightly lower than last year. Results in our biofuel joint ventures were lower than last year, primarily due to weaker ethanol market conditions in the U.S. and Argentina.

Results in the fourth quarter 2015 included $5 million of restructuring charges. Results in the fourth quarter 2014 included approximately $113 million of impairment charges primarily related to one of our Brazilian milling facilities and approximately $20 million of restructuring charges related to improving the cost structure of our operations.

Fertilizer
Results were lower than last year, primarily due to reduced volumes and margins in our Brazilian port operation, which was impacted by reduced imports and currency translation.

Cash Flow
Cash generated by operations in the year-ended December 31, 2015 was $610 million compared to cash generated of approximately $1.4 billion in the same period last year. The year-over-year variance primarily reflects a higher level of farmer advances due to greater year-over-year farmer selling in South America, which more than offset higher earnings.

Income Taxes
The effective tax rate for the year ended December 31, 2015 was 28%. Excluding a total of approximately $16 million of certain discrete tax items, the effective tax rate was 27%.

„	Outlook

Drew Burke, Chief Financial Officer, stated, “In Agribusiness, we expect results in Oilseeds and Grains to be largely driven by our South American operations. Northern Hemisphere grain exports and oilseed processing margins, particularly European rapeseed, will be challenged until world supply and demand comes into better balance. This should be helped by the fact that our markets are responsive and global demand for soy meal and soy oil is growing. The USDA is forecasting global soybean meal and oil demand to increase 7% and 5%, respectively, this year. We expect Agribusiness to start the year slow and results to be weighted toward the second half of the year.

“In Food & Ingredients, we expect higher results driven by approximately $50 million of performance improvement related benefits. Recent acquisitions will also contribute to increased performance.  While our Brazilian operations will continue to face headwinds, we are optimistic about the outlook of our foods businesses in other regions, in particular U.S. packaging, which should build off its record 2015 performance, and India oils, which is benefitting from strong volume growth and an expansion into higher margin products. We expect segment results to improve sequentially as we progress through the year.

“In Fertilizer, improved farmer economics in Argentina and the removal of export taxes on grains should result in increased purchases of crop inputs.

“In Sugar & Bioenergy, considering our hedged sugar and the Brazilian ethanol pricing outlook, we expect 2016 to be a year of earnings and cash flow growth. We are continuing to manage our milling operation to be self-funding, limiting capital investment to agricultural and industrial maintenance and efficiency projects only. Similar to past years, results will be seasonally weak in the first half of the year.

“Additionally, we expect the following for 2016: depreciation, depletion and amortization of approximately $550 million; capital expenditures of approximately $850 million, which reflects $150 million of investments carried over from 2015; and a full-year tax rate range of 25 to 29%.”

„	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EST on February 11, 2016 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (866) 436-9172.  If you are located outside the United States or Canada, dial (630) 691-2760.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 41729938.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and Events” in the “Investors” section of the company’s website.  Select “Q4 2015 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on February 11, 2016, continuing through March 12, 2016.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 41729938.  A replay will also be available at “Past Events” in the “Investors” section of the company’s website.

„	About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

„	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden, Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns, Bunge Limited 914-684-3246 susan.burns@bunge.com

„	Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on continuing operations for total segment EBIT, net income attributable to Bunge and earnings per share for the fourth quarters and years ended December 31, 2015 and 2014.

			Net Income		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Quarter Ended December 31,	2015	2014	2015	2014	2015	2014
Continuing operations:
Agribusiness:	$(23)	$(5)	$(32)	$45	$(0.21)	$0.31
Tax assessment transfer fee (3)	(9)	-	(6)	-	(0.04)	-
Impairment of equity method investment (4)	(14)	(5)	(14)	(5)	(0.09)	(0.03)
Income tax benefits (charges) (5)	-	-	-	32	-	0.22
Income tax valuation (allowances) reversals (6)	-	-	(12)	18	(0.08)	0.12
Edible oil products:	$(15)	$(98)	$(10)	$(115)	$(0.07)	$(0.79)
Goodwill impairment (8)	(13)	-	(9)	-	(0.06)	-
Restructuring charges (9)	(2)	-	(1)	-	(0.01)	-
ICMS tax credits and related interest charge in Brazil (10)	-	(98)	-	(115)	-	(0.79)
Milling products:	$-	$(14)	$14	$(17)	$0.09	$(0.11)
Income tax valuation (allowances) reversals (11)	-	-	14	-	0.09	-
ICMS tax credits and related interest charge in Brazil (12)	-	(14)	-	(17)	-	(0.11)
Sugar & Bioenergy:	$(5)	$(133)	$1	$(133)	$0.01	$(0.92)
Impairment and restructuring charges (13)	(5)	(133)	(5)	(133)	(0.03)	(0.92)
Income tax benefits (charges) (14)	-	-	6	-	0.04	-
Total	$(43)	$(250)	$(27)	$(220)	$(0.18)	$(1.51)

			Net Income		Earnings
	Total Segment		Attributable to		Per Share
(In millions, except per share data)	EBIT		Bunge		Diluted
Year Ended December 31,	2015	2014	2015	2014	2015	2014
Continuing operations:
Agribusiness:	$54	$(5)	$12	$97	$0.09	$0.66
Gain on sale of Canadian grain assets (1)	47	-	43	-	0.28	-
Reversal of export tax contingency (2)	30	-	19	-	0.12	-
Tax assessment transfer fee (3)	(9)	-	(6)	-	(0.04)	-
Impairment of equity method investment (4)	(14)	(5)	(14)	(5)	(0.09)	(0.03)
Income tax benefits (charges) (5)	-	-	(4)	95	(0.02)	0.65
Income tax valuation (allowances) reversals (6)	-	-	(26)	7	(0.16)	0.04
Edible oil products:	$(30)	$(98)	$(20)	$(115)	$(0.14)	$(0.78)
Impairment of packaged oil facility (7)	(15)	-	(10)	-	(0.07)	-
Goodwill impairment (8)	(13)	-	(9)	-	(0.06)	-
Restructuring charges (9)	(2)	-	(1)	-	(0.01)	-
ICMS tax credits and related interest charge in Brazil (10)	-	(98)	-	(115)	-	(0.78)
Milling products:	$-	$(14)	$14	$(17)	$0.09	$(0.11)
Income tax valuation (allowances) reversals (11)	-	-	14	-	0.09	-
ICMS tax credits and related interest charge in Brazil (12)	-	(14)	-	(17)	-	(0.11)
Sugar & Bioenergy:	$(5)	$(133)	$(5)	$(133)	$(0.03)	$(0.91)
Impairment and restructuring charges (13)	(5)	(133)	(5)	(133)	(0.03)	(0.91)
Total	$19	$(250)	$1	$(168)	$0.01	$(1.14)

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
(In millions)	2015	2014	2015	2014
Net sales	$11,133	$13,231	$43,483	$57,161
Cost of goods sold	(10,430)	(12,536)	(40,790)	(54,540)
Gross profit	703	695	2,693	2,621
Selling, general and administrative expenses	(385)	(530)	(1,435)	(1,691)
Foreign exchange gains (losses)	7	(12)	(8)	47
Other income (expense)−net	(12)	12	(18)	17
Gain on sale of Canadian grain assets	-	-	47	-
Goodwill impairment	(13)	-	(13)	-
EBIT attributable to noncontrolling interest	(6)	(18)	(18)	(38)
Total Segment EBIT (15)	294	147	1,248	956
Interest income	1	16	43	87
Interest expense	(71)	(122)	(258)	(347)
Income tax expense	(26)	(99)	(296)	(249)
Noncontrolling interest share of interest and tax	6	9	19	36
Income (loss) from continuing operations, net of tax	204	(49)	756	483
Income (loss) from discontinued operations, net of tax	(1)	(5)	35	32
Net income (loss) attributable to Bunge	203	(54)	791	515
Convertible preference share dividends and other obligations	(15)	(8)	(53)	(48)
Net income (loss) available to Bunge common shareholders	$188	$(62)	$738	$467
Net income (loss) per common share diluted attributable to Bunge common shareholders (16):
Continuing operations	$1.31	$(0.39)	$4.84	$2.96
Discontinued operations	(0.01)	(0.04)	0.23	0.21
Net income (loss) per common share - diluted	$1.30	$(0.43)	$5.07	$3.17
Weighted–average common shares outstanding - diluted	151	145	152	147

Consolidated Segment Information (Unaudited)
Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended		Year Ended
	December 31,		December 31,
(In millions, except volumes)	2015	2014	2015	2014
Volumes (in thousands of metric tons):
Agribusiness	33,999	37,075	134,199	138,690
Edible oil products	1,826	1,795	6,831	6,845
Milling products	1,063	1,064	4,199	4,514
Sugar & Bioenergy	3,065	3,375	10,489	9,678
Fertilizer	359	383	979	1,090

Net sales:
Agribusiness	$7,907	$9,326	$31,280	$42,109
Edible oil products	1,724	1,929	6,698	7,972
Milling products	379	460	1,609	2,064
Sugar & Bioenergy	991	1,358	3,510	4,542
Fertilizer	132	158	386	474
Total	$11,133	$13,231	$43,483	$57,161
Gross profit:
Agribusiness	$465	$544	$1,858	$1,742
Edible oil products	107	149	404	548
Milling products	44	76	237	311
Sugar & Bioenergy	65	(95)	164	(41)
Fertilizer	22	21	30	61
Total	$703	$695	$2,693	$2,621
Selling, general and administrative expenses:
Agribusiness	$(251)	$(238)	$(851)	$(875)
Edible oil products	(76)	(196)	(328)	(482)
Milling products	(29)	(50)	(123)	(168)
Sugar & Bioenergy	(23)	(43)	(109)	(156)
Fertilizer	(6)	(3)	(24)	(10)
Total	$(385)	$(530)	$(1,435)	$(1,691)
Foreign exchange gain (loss):
Agribusiness	$38	$7	$67	$39
Edible oil products	-	(1)	-	(4)
Milling products	-	(6)	(8)	(8)
Sugar & Bioenergy	(30)	(12)	(68)	19
Fertilizer	(1)	-	1	1
Total	$7	$(12)	$(8)	$47

Segment earnings before interest and tax:
Agribusiness	$245	$314	$1,108	$890
Edible oil products	16	(47)	59	58
Milling products	15	18	103	131
Sugar & Bioenergy	5	(154)	(27)	(168)
Fertilizer	13	16	5	45
Total(15)	$294	$147	$1,248	$956

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(In millions)	2015	2014
Assets
Cash and cash equivalents	$411	$362
Time deposits under trade structured finance program	325	1,343
Trade accounts receivable, net	1,717	1,840
Inventories (17)	4,438	5,554
Other current assets	4,013	3,982
Total current assets	10,904	13,081
Property, plant and equipment, net	4,736	5,626
Goodwill and other intangible assets, net	744	605
Investments in affiliates	329	294
Other non-current assets	1,197	1,826
Total assets	$17,910	$21,432
Liabilities and Equity
Short-term debt	$648	$594
Current portion of long-term debt	869	408
Letter of credit obligations under trade structured finance program	325	1,343
Trade accounts payable	2,673	3,248
Other current liabilities	2,813	3,111
Total current liabilities	7,328	8,704
Long-term debt	2,934	2,855
Other non-current liabilities	959	1,146
Total liabilities	11,221	12,705
Redeemable noncontrolling interest	37	37
Total equity	6,652	8,690
Total liabilities and equity	$17,910	$21,432

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended
	December 31,
(In millions)	2015	2014

Operating Activities
Net income (18)	$790	$517
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Impairment charges	57	130
Foreign exchange loss (gain) on debt	(213)	(215)
Gain on sale of Canadian grain assets	(47)	-
Deferred income taxes	16	(90)
Depreciation, depletion and amortization	545	607
Other, net	55	3
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	(206)	108
Inventories	342	(161)
Secured advances to suppliers	(399)	21
Trade accounts payable	(89)	(100)
Advances on sales	22	78
Net unrealized gain/loss on derivative contracts	(17)	237
Accrued liabilities	(10)	367
Other, net	(236)	(103)
Cash provided by (used for) operating activities	610	1,399
Investing Activities
Payments made for capital expenditures	(649)	(839)
Acquisitions of businesses (net of cash acquired)	(347)	(39)
Proceeds from investments	295	282
Payments for investments	(235)	(196)
Proceeds from the sale of Canadian grain assets	88	-
Payments for investments in affiliates	(167)	(57)
Change in restricted cash	1	101
Other, net	212	63
Cash provided by (used for) investing activities	(802)	(685)
Financing Activities
Net borrowings (repayments) of short-term debt	187	62
Net proceeds (repayments) of long-term debt	695	(653)
Repurchases of common shares	(300)	(300)
Dividends paid	(249)	(230)
Other, net	27	63
Cash provided by (used for) financing activities	360	(1,058)
Effect of exchange rate changes on cash and cash equivalents	(119)	(36)
Net increase (decrease) in cash and cash equivalents	49	(380)
Cash and cash equivalents, beginning of period	362	742
Cash and cash equivalents, end of period	$411	$362

„	Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT

Total segment earnings before interest and tax (EBIT) is consolidated net income attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment and does not include income (loss) from discontinued operations, net of tax.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended		Year Ended
	December 31,		December 31,
(In millions)	2015	2014	2015	2014
Total segment EBIT	$294	$147	$1,248	$956
Interest income	1	16	43	87
Interest expense	(71)	(122)	(258)	(347)
Income tax (expense) benefit	(26)	(99)	(296)	(249)
Income (loss) from discontinued operations, net of tax	(1)	(5)	35	32
Noncontrolling interest share of interest and tax	6	9	19	36
Net income (loss) attributable to Bunge	$203	$(54)	$791	$515

Earnings per common share-diluted (excluding certain gains & charges and discontinued operations)

Below is a reconciliation of earnings per common share-diluted (excluding certain gains & charges and discontinued operations) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains & charges and discontinued operations) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Continuing operations:
Net income (loss) per common share - diluted
(excluding certain gains & charges and
discontinued operations)	$1.49	$1.12	$4.83	$4.10
Certain gains & charges (see Additional
Financial Information section)	(0.18)	(1.51)	0.01	(1.14)
Net income (loss) per share - continuing operations	1.31	(0.39)	4.84	2.96

Discontinued operations:	(0.01)	(0.04)	0.23	0.21

Net income (loss) per common share - diluted	$1.30	$(0.43)	$5.07	$3.17

„	Notes

Agribusiness:

1)	2015 EBIT includes a $47 million pre-tax gain on the sale of our Canadian grain assets to G3 Canada Limited (formerly the Canadian Wheat Board), recorded in the third quarter.

2)	2015 EBIT includes a $30 million pre-tax reversal of an export tax contingency in Argentina, recorded in the second quarter.

3)	2015 EBIT includes $(9) million pre-tax charge of taxes and fees related to export activities in our Argentinian subsidiary, recorded in the fourth quarter.

4)	2015 EBIT includes a $(14) million pre-tax impairment charge related to an equity method investment in a freight shipping company in Europe, recorded in the fourth quarter.

2014 EBIT includes a $(5) million pre-tax impairment charge related to an equity method investment in a biodiesel company in Europe, recorded in the fourth quarter.

5)	2015 income tax benefits (charges) includes a $(4) million charge related to the finalization of a tax audit in Asia, recorded in the second quarter.

Q4 2014 - Income tax benefits (charges) includes $50 million of benefits and $(18) million of charges recorded in the fourth quarter. Benefits include $43 million of previously unrecognized deferred tax assets in a subsidiary taxable in Brazil and $7 million related to an adjustment of provisions upon finalization of a tax audit in Asia. Charges include $(10) million resulting from a tax balance sheet review in Asia, $(4) million on deferred tax assets upon a reduced corporate income tax rate in Europe and $(4) million uncertain income tax positions in North America.

YTD 2014 - Income tax benefits (charges) includes $126 million of benefits and $(31) million of charges recorded during the full year. In addition to benefits recorded in the fourth quarter above, we recorded benefits of $52 million resulting from management’s evaluation of the recoverability of net operating loss carryforwards of a subsidiary taxable in Brazil, $13 million related to an adjustment of provisions upon finalization of a tax audit in Europe and $11 million of a reversal of previously accrued penalties and interest on certain uncertain tax positions settled via a tax amnesty program in Brazil. In addition to charges recorded in the fourth quarter above, we recorded charges of $(4) million related to the finalization of a tax audit in Europe, $(2) million related to adjustments upon tax return filings in Asia and $(7) million related to uncertain income tax positions in North America.

6)
2015 income tax valuation (allowances) includes $(14) million and $(12) million, resulting from management’s evaluation of the recoverability of its net deferred tax assets in Asia-Pacific, recorded in the third quarter and fourth quarters, respectively.

2014 income tax valuation (allowances) reversals includes $(11) million and $(5) million allowances resulting from management’s evaluation of the recoverability of its net operating loss carryforwards in Asia, recorded in the third and fourth quarters, respectively and a reversal of $21 million resulting from management’s evaluation of the recoverability of its net operating loss carryforwards in Europe and $2 million in North America, recorded in the fourth quarter.

Edible oils products:

7)	2015 EBIT includes a $(15) million pre-tax impairment charge related to the announced closure of a packaged oil plant in the United States, recorded in the second quarter.

8)	2015 EBIT includes a $(13) million pre-tax goodwill impairment charge related to our tomato products business in Brazil, recorded in the fourth quarter.

9)	2015 EBIT includes $(2) million of pre-tax restructuring charges, recorded in the fourth quarter.

10)
2014 EBIT and Net Income includes charges of $(98) million and $(115) million, respectively, related to certain ICMS tax credits and related interest charge on the ICMS tax credits in Brazil, recorded in the fourth quarter.

Milling products:

11)
2015 Income tax valuation (allowances) reversals includes a $14 million benefit resulting from management’s evaluation of the recoverability of its net deferred tax assets of a subsidiary in North America, recorded in the fourth quarter.

12)
2014 EBIT and Net Income includes charges of $(14) million and $(17) million, respectively, related to certain ICMS tax credits and related interest charge on the ICMS tax credits in Brazil, recorded in the fourth quarter.

Sugar & Bioenergy:

13)	2015 EBIT includes $(5) million of restructuring charges, recorded in the fourth quarter.

2014 EBIT includes $(133) million of impairment and restructuring charges in Brazil, recorded in the fourth quarter.

14)	2015 income tax benefits (charges) includes a $6 million reversal of an uncertain income tax position in South America, recorded in the fourth quarter.

„	Notes

Notes to the Financial Tables:

15)	See Reconciliation of Non-GAAP Measures.

16)
Weighted-average common shares outstanding-diluted for the fourth quarter and year ended December 31, 2015 excludes the dilutive effect of 4 million and 3 million, respectively, of outstanding stock options and contingently issuable restricted stock units as the effect of conversion would not have been dilutive.

Weighted-average common shares outstanding-diluted for both the fourth quarter and the year ended December 31, 2014 excludes the dilutive effect of 2 million outstanding stock options and contingently issuable restricted stock units as the effect of conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the fourth quarter and year ended December 31, 2014 excludes approximately 7.7 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares because the effects of these conversions would not have been dilutive.

17)
Includes readily marketable inventories of $3,638 million and $4,409 million at December 31, 2015 and 2014, respectively. Of these amounts, $2,500 million and $2,937 million, respectively, can be attributable to merchandising activities.

18)	A reconciliation of Net income attributable to Bunge to Net income is as follows:

	Year Ended
(In millions)	December 31,
	2015	2014
Net income attributable to Bunge	$791	$515
EBIT attributable to noncontrolling interests	18	38
Noncontrolling interest share of interest and tax	(19)	(36)
Net income	$790	$517

19)
The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.